Exhibit 99.1

Armstrong World Industries to Webcast

Separation and Business Update Meeting on March 10

LANCASTER, Pa., March 8, 2016 – Armstrong World Industries, Inc. (NYSE: AWI) a global leader in the design and manufacture of floors and ceilings systems, will webcast its separation and business update meeting on Thursday, March 10, 2016 at 8:00 a.m. Eastern time. The separation and business update meeting is in connection with the previously announced plan to separate our Flooring business from our Ceilings business, which remains on track to occur April 1, 2016.

The webcast information and the accompanying slide presentation will be available on the Investor Relations page of www.armstrong.com. To listen to the live webcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will be available via webcast for up to one year after the date of the call.

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Contacts

Investors:	Tom Waters, tjwaters@armstrong.com or (717) 396-6354
Media:	Jennifer Johnson, jenniferjohnson@armstrong.com or (866) 321-6677

About Armstrong and Additional Information

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2015, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.4 billion. As of December 31, 2015, Armstrong operated 32 plants in nine countries and had approximately 7,600 employees worldwide.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to our plan to separate our Flooring business from our Ceilings (Building Products) business and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words

Armstrong World Industries 2500 Columbia Avenue, Lancaster, PA 17603 717.397.0611 | www.armstrong.com

or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Source: Armstrong World Industries

Armstrong World Industries 2500 Columbia Avenue, Lancaster, PA 17603 717.397.0611 | www.armstrong.com